EXHIBIT 3.1
ARTICLES OF AMENDMENT
OF
MEDICAL PROPERTIES TRUST, INC.
     MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:

FIRST:	The Charter of the Corporation as currently in effect is hereby amended by deleting existing Section 5.1 in its entirety and substituting in lieu thereof a new Section 5.1 to read as follows:

“Authorized Shares. The Corporation is authorized to issue an aggregate of 160,000,000 shares of stock (the “Capital Stock”), consisting of (a) 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The aggregate par value of all of the shares of all of the classes of stock of the Corporation is $160,000.”

SECOND:	The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $110,000.

THIRD:	The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 160,000,000 shares of stock, consisting of 150,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $150,000.

FOURTH:	The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

FIFTH:	The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors and the amendment is limited to changes expressly permitted by the Maryland General Corporation Law to be made without action by the stockholders.

SIXTH:	The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary on this 9th day of January, 2009.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ Edward K. Aldag, Jr.

Name:	Edward K. Aldag, Jr.
Title:	Chairman, Chief Executive Officer and President

ATTEST:

/s/ Michael G. Stewart

Michael G. Stewart Executive Vice President, General Counsel and Secretary
[Signature Page to Articles of Amendment]